Exhibit 3.02

State of Delaware

Certificate of Amendment

1.	Name of Limited Liability Company: Valero GP, LLC

2.	The Certificate of Formation of the limited liability company is hereby amended as follows: The name of the company is NuStar GP, LLC.

3.	The Certificate of Amendment is to become effective April 1, 2007.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 21st day of March, A.D. 2007.

By:	/s/ Steven A. Blank
Authorized Person
Name:	Steven A. Blank- SVP, CFO & Treasurer